Exhibit 99.1

            News Release

FOR ADDITIONAL INFORMATION CONTACT:

New Century Financial Corporation	Robert K. Cole, Chairman and CEO
18400 Von Karman, Suite 1000	(949) 224-5700
Irvine, CA 92612	Carrie Marrelli, VP, Investor Relations
(949) 224-5745

NCEN Increases 2003 EPS Guidance Range from $7.40—$7.50 to $8.75—$9.25;

Declares Three-for-Two Stock Split and Maintains $0.10 Quarterly Dividend

Irvine, CA, May 22, 2003, New Century Financial Corporation (Nasdaq: NCEN) today increased its 2003 EPS guidance range from $7.40 – $7.50 to $8.75 – $9.25.

“Our production volume has continued to increase this year as we have grown our market share, especially in the eastern region of the U.S. Our strong production volume and favorable secondary market conditions are the primary reasons that we have increased our earnings guidance,” said Robert K. Cole, Chairman and CEO. “Declaring a three-for-two stock split and maintaining a $0.10 quarterly dividend are key initiatives in our quest to maximize stockholder value,” added Cole.

New Century also announced today that its Board of Directors approved a three-for-two split of its common stock. The stock split will be accomplished through a 50% stock dividend, providing stockholders of record as of June 12, 2003 with one additional share of common stock for every two shares they hold. The additional shares will be distributed on or about July 11, 2003. Stockholders will receive a cash payment in lieu of fractional shares.

After giving effect to the stock split, New Century’s revised EPS guidance range is $5.83—$6.17. The following table illustrates the effect of the stock split on the EPS guidance range:

	Low	High
Current guidance – EPS	$7.40	$7.50
Current guidance – net income (000’s)	$185,000	$185,000
Based on fully-diluted share count of (000’s)	25,000	24,667
Fully-diluted share count after split (000’s)	37,500	37,000
Current guidance – EPS revised to reflect split	$4.93	$5.00

New guidance – EPS	$8.75	$9.25
New guidance – net income (000’s)	$218,750	$228,167
Based on fully-diluted share count of (000’s)	25,000	24,667

Fully-diluted share count after split (000’s)	37,500	37,000
New guidance – EPS revised to reflect split	$5.83	$6.17

New Century’s Board of Directors has also approved a quarterly cash dividend payment to New Century’s common stockholders at the rate of $0.10 per share after the three-for-two stock split ($0.15 on a pre-split basis). The dividend will be paid on July 31, 2003 to stockholders of record at the close of business on July 15, 2003. The declaration of any future dividends will be subject to New Century’s earnings, financial position, capital requirements, contractual restrictions and other relevant factors.

“The stock split, combined with our maintenance of the current $0.10 dividend, effectively increases our dividend yield by approximately 50% and will reward our stockholders for our solid growth and future earnings potential,” stated Edward F. Gotschall, Vice Chairman and CFO. “In addition, the split will increase the number of shares of our common stock outstanding from approximately 24 million to approximately 36 million. We believe this increased liquidity will make our stock even more attractive and will increase its availability to a larger universe of investors,” added Gotschall.

About New Century

New Century Financial Corporation is a leading nationwide specialty mortgage banking company that, through its subsidiaries, originates, purchases, sells and services residential mortgage loans secured primarily by first mortgages on single-family residences.

Safe Harbor Regarding Forward-Looking Statements

Certain statements contained in this press release may be considered to be forward-looking statements under federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include the belief that the increased liquidity resulting from the stock split will make our stock even more attractive and will increase its availability to a larger universe of investors. We caution that the forward-looking statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. Such factors include, but are not limited to, (i) the condition of the U.S. economy and financial system, (ii) the condition of the markets for whole loans and mortgage-backed securities, (iii) the stability of residential property values, (iv) the potential effect of new state or federal laws and regulations, (v) the effect of increasing competition in our sector, (vi) the interest rate environment, and (vii) the outcome of litigation or regulatory actions pending against us. Additional information on these and other factors is contained in our Annual Report on Form 10-K for the year ended December 31, 2002 and our other periodic filings with the Securities and Exchange Commission. We assume no obligation to update the forward-looking statements contained in this press release.